Exhibit 99.1

NCM Statement Regarding Receipt of Director Nomination Notice

from Standard General L.P.

CENTENNIAL, Colo. – ([BUSINESS WIRE]) – January 26, 2018 – National CineMedia (NCM), the managing member and owner of 49.5% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theater digital media network in North America, today announced that it received a notice from Standard General L.P., a fund that owns approximately 16.9% of NCM’s outstanding common stock, regarding its intent to nominate two candidates to stand for election to the NCM Board of Directors at NCM’s 2018 annual meeting of stockholders.

The Board of Directors of NCM will evaluate the proposed director nominees and, in due course, will make a recommendation based on the best interest of the Company and all of its stockholders. NCM stockholders are not required to take action at this time.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 750 million moviegoers annually attend theaters that are currently under contract to present NCM’s pre-show in 52 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,600 screens in approximately 1,700 theaters in 187 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ: NCMI) own a 49.5% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

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